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                                                                 EXHIBIT (A)(10)

[IGT LETTERHEAD]

                                                                DECEMBER 9, 1999

TO OUR STOCKHOLDERS:

     International Game Technology (the "Company") is offering to purchase from its stockholders up to 11,000,000 shares, or approximately 13%, of its outstanding Common Stock. The purchase price will be $21.00 per share. The offer is explained in detail in the enclosed Offer to Purchase and Letter of Transmittal. If you wish to tender your shares, instructions on how to tender shares are provided in the enclosed materials. We encourage you to read these materials carefully before making any decision with respect to the offer. Neither the Company nor your Board of Directors makes any recommendation to any stockholder whether to tender all or any shares.

     Please note that the offer is scheduled to expire at 12:00 midnight, New York City time, on Friday, January 7, 2000, unless extended by the Company. If you have any questions regarding the offer or need assistance in tendering your shares or additional copies of the enclosed materials, please call Georgeson Shareholder Communications Inc., the Information Agent for the offer, at (800) 223-2064, or Salomon Smith Barney, the Dealer Manager for the offer, at (212) 816-6000 (you may call collect).

                                          /s/ Charles N. Mathewson
                                          Charles N. Mathewson
                                          Chairman of the Board and
                                          Chief Executive Officer